Exhibit 10.1

First Amendment to Change of Control Severance Agreement

This First Amendment to Change of Control Severance Agreement (the “Amendment”) is made effective as of June 8, 2016, by and between Axiall Corporation (the “Company”) and Simon Bates, an individual (the “Employee”).

WHEREAS, the Company and the Employee desire to agree upon certain amendments to the terms and conditions of that certain Change of Control Severance Agreement entered into as of September 18, 2015 by and between the Company and the Employee (the “Agreement”).

NOW THEREFORE, in consideration of the premises and mutual covenants contained below and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Employee, intending to be legally bound, agree as follows:

1.	Amendments to Agreement.

(a)      Amendment to Section 2 of Agreement.  Section 2 of the Agreement is hereby amended by deleting the first paragraph of Section 2 and replacing it with the following language:

“2.      Severance Benefits.  If your employment is terminated by the Company without Cause, or you voluntarily terminate your employment with Good Reason, in each case during the period that begins on the date you sign this Agreement and ending on the date that is 24 months following the date of the consummation of a Transaction, then you will be eligible to receive the following (the “Severance Benefits”), provided that you execute a separation agreement and general release substantially in the form attached as Annex B hereto:”

(b)      New Section 11 of Agreement.  The Agreement is hereby amended by adding the following new Section 11 to the end thereof:

“11.    Tax Adjustments.  All payments and benefits under this Agreement and any other payments or benefits received by you shall be subject to Section 5.1 of the Axiall Corporation Amended and Restated Executive and Key Employee Change of Control Severance Plan (the “Plan”).”

(c)      Amendments to Annex A of Agreement.  Annex A of Employment Agreement is hereby amended by deleting the definition of “Good Reason” and replacing it with the following language::

““Good Reason” shall mean as provided in the Plan.”

2.      No Other Changes; Order of Precedence.    Other than the amendments to the Agreement set forth in Section 1 above, there are no other changes to the Agreement. To the extent there exists an actual or apparent conflict between any provision of this Amendment and the Agreement, the provisions of this Amendment shall take precedence.

3.      Entire Agreement.    This Amendment, the Agreement and, by reference, the Axiall Corporation Amended and Restated Executive and Key Employee Change of Control Severance Plan collectively constitute the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence, understanding and agreements among the parties hereto respecting the subject matter hereof.

[Signatures on Page Following]

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Amendment to be effective as of the date first written above.

COMPANY

/s/ Daniel Fishbein
By: Daniel Fishbein
Its: Vice President and General Counsel

/s/ Simon Bates
Simon Bates

Date: June 8, 2016

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